Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-34948

                           Prospectus Supplement No. 3
                              Dated August 23, 2000

     The prospectus dated July 11, 2000, as supplemented through the date hereof, relating to the offer for resale of up to $287,500,000 aggregate principal amount of Young & Rubicam Inc.'s 3% Convertible Subordinated Notes due 2005, and such shares of common stock as may be issued upon conversion of the notes, is hereby supplemented to include the following information in the "Selling Securityholders" section of the Prospectus Supplement dated July 11, 2000.

     The selling securityholders listed below provided us the information contained in the following table with respect to themselves and the respective principal amount of notes beneficially owned by them and which may be sold by each of them under the prospectus, as supplemented. We have not independently verified this information.

     The selling securityholders may choose to sell notes and/or shares of common stock issuable upon conversion of the notes from time to time. See "Plan of Distribution" in the prospectus dated July 11, 2000.

     The following table sets forth the name of each selling securityholder that, between August 8, 2000 and August 22, 2000, provided Y&R with notice pursuant to the registration agreement of its intent to sell or otherwise dispose of notes and/or shares of common stock issuable upon conversion of the notes pursuant to the registration statement, and the principal amount of notes which it may sell from time to time pursuant to the registration statement.

                                                            Principal Amount of
                    Selling Securityholder             Notes That May Be Sold
--------------------------------------------------     ------------------------
ABN Amro Incorporated.............................         $6,000,000
Allstate Insurance Company........................          3,000,000
Allstate Life Insurance Company...................          2,000,000
Banc of America Securities LLC....................          7,738,000
BT Equity Opportunities...........................          1,000,000
Cumberland Mutual Fire Insurance Company..........            200,000
Lydian Overseas Partners Master Fund, Ltd.........          5,500,000
Oak Casualty Insurance Company....................             35,000
-------------------------------------------------

Total.................................................... $22,273,000
                                                          ===========
---------------------

1 Allstate Insurance Company holds 13,800 shares of Y&R common stock. Its affiliates Allstate of New Jersey, Agents Pension Plan and Allstate Retirement Plan hold 300, 1,200 and 2,700 shares of Y&R common stock, respectively. Its affiliate Allstate Life Insurance Company holds $2,000,000 of the notes and 1,000 shares of Y&R common stock.

2 Allstate Life Insurance Company holds 1,000 shares of Y&R's common stock. Its affiliates Allstate of New Jersey, Agents Pension Plan and Allstate Retirement Plan hold 300, 1,200 and 2,700 shares of Y&R common stock, respectively. Its affiliate Allstate Insurance Company holds $3,000,000 of the notes and 13,800 shares of Y&R common stock.


     Calamos(R) Growth and Income Fund - Calamos(R) Investment Trust, identified as a selling securityholder in a previous prospectus supplement, has changed its name to "Calamos(R) Convertible Growth and Income Fund - Calamos(R) Investment Trust." Calamos(R) Global Growth and Income Fund - Calamos(R) Investment Trust, identified as a selling securityholder in a previous prospectus supplement, has changed its name to "Calamos(R) Global Convertible Fund - Calamos(R) Investment Trust."

     ABN Amro Incorporated, Banc of America Securities LLC, Credit Suisse First Boston, Lehman Brothers Inc., Merrill Lynch Convertible Fund, Inc., Salomon Brothers Asset Management, Inc., Salomon Smith Barney Inc. and Warburg Dillon Read LLC, are selling securityholders under the prospectus dated July 11, 2000, as supplemented, and they or their affiliates have in the past acted as underwriters in one or more offerings of Y&R common stock by Y&R or selling shareholders for which they or their affiliates received customary compensation.

     No selling securityholder identified above has, or within the past three years has had, any position, office or other material relationship with Y&R or Y&R's predecessors or affiliates, except as noted herein. Because the selling securityholders identified above may offer all or some portion of the notes and shares of common stock issuable upon conversion of the notes, no estimate can be given as to the amount or percentage of notes or common stock that will be held by such selling securityholders upon termination of any such sales. In addition, the selling securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their notes, since the date on which they provided the information regarding their holdings, in transactions exempt from the registration requirements of the Securities Act. Information concerning the selling securityholders identified above may change from time to time and any such changed information will be set forth in amendments or supplements to the prospectus or this prospectus supplement if and when necessary.